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                                                                    EXHIBIT 4.16



                       INTEGRATED SURGICAL SYSTEMS, INC.


                                829 STADIUM LANE


                          SACRAMENTO, CALIFORNIA 95834


                                                      October 29, 1997



International Business Machines Corporation


New Orchard Road


Armonk, New York 10504



Ladies and Gentlemen:



     Reference is made to the Series D Preferred Stock and Warrant Purchase Agreement dated as of December 21, 1995 (the "Series D Agreement") pursuant to which International Business Machines Incorporated ("IBM") acquired, among other securities of Integrated Surgical Systems, Inc. ("ISS"), warrants to purchase shares of the Series D Preferred Stock, par value $.01 per share, of ISS (the "Series D Warrants").



     The shares of the Series D Preferred Stock were automatically converted into Common Stock on a share for share basis upon consummation of ISS' initial public offering (the "IPO") on November 26, 1996. As of that date, IBM owned Series D Warrants to acquire 2,079,584 shares of Series D Preferred Stock, exercisable at any time on or before December 31, 2005, at an exercise price of $.01 per share.



     This letter amends the Series D Agreement and the Series D Warrants owned by IBM and confirms our agreement that upon exercise of the Series D Warrants, IBM or its assigns shall receive such number of shares of Common Stock equal to the number of shares of Series D Preferred Stock it would otherwise be entitled to receive if the IPO had not been consummated. IBM or its assigns shall execute any documents which may be required to reflect the issuance of the Common Stock in lieu of Series D Preferred. The parties hereto agree that a copy of this document will be attached to and become part of the Series D Warrants.



     If the foregoing accurately reflects the agreement between us, please countersign a copy of this letter in the space provided below, whereupon this letter shall constitute an amendment to the Series D Agreement and the Series D Warrants.



                                          Very truly yours,



                                          /s/Ramesh Trivedi


                                          President and Chief Executive Officer



Accepted and Agreed to:



International Business Machines Incorporated



By: /s/ LEE A. DAYTON


    ----------------------------------

    Name: Lee A. Dayton


    Title: Vice President, Corporate
    Development and


          Real Estate


    Date: 10/30/97